                                   EXHIBIT 99

The Condensed Consolidated Balance Sheets as of March 31, 1999 (Unaudited) and December 31, 1998 and the Condensed Consolidated Statements of Income and Condensed Consolidated Statements of Cash Flows for the three months ended March 31 1999 and 1998 (Unaudited) of Ferro Corporation and Subsidiaries and Quarterly Segment Data for the quarter ended March 31, 1999 and the year ended December 31, 1998.

CONDENSED CONSOLIDATED  BALANCE  SHEET
FERRO  CORPORATION  AND  SUBSIDIARIES
MARCH 31, 1999 AND DECEMBER 31, 1998

                                                          (Dollars in Thousands)
                                                       (Unaudited)      (Audited)
ASSETS                                                     1999            1998
------                                                   --------       --------
Current Assets:
     Cash and Cash Equivalents                            $22,715        $12,185
     Net Receivables                                      254,635        249,771
     Inventories                                          136,925        140,970
     Other Current Assets                                  51,990         53,967
                                                         --------       --------

        Total Current Assets                             $466,265       $456,893

Excess of Cost Over Net Assets Acquired, Net               67,697         50,617
Other Assets                                               65,117         67,603
Plant & Equipment, Net                                    287,152        274,052
                                                         --------       --------
                                                         $886,231       $849,165
                                                         ========       ========


LIABILITIES
-----------
Current Liabilities:
     Notes and Loans  Payable                             $56,787        $30,987
     Accounts  Payable,  Trade                            130,526        105,932
     Income  Taxes                                         11,684          4,006
     Accrued Payrolls                                      17,341         19,762
     Accrued Expenses and Other Current Liabilities       121,831        121,869
                                                         --------       --------
        Total Current Liabilities                        $338,169       $282,556

Long - Term  Debt                                         157,572        156,283
ESOP  Loan  Guarantee                                       1,185          4,067
Postretirement  Liabilities                                45,611         45,426
Other  Liabilities                                         72,878         77,572
Shareholders'  Equity                                     270,816        283,261
                                                         --------       --------
                                                         $886,231       $849,165
                                                         ========       ========

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FERRO CORPORATION AND SUBSIDIARIES

                                                      Three Months Ended
                                                            March 31
                                                    (Unaudited)      (Unaudited)
(Dollars in Thousands)                                  1999            1998
 ==============================================================================
Segment Sales
      Coatings                                       $199,194          $199,331
      Plastics                                         60,814            60,849
      Chemicals                                        71,473            79,583
                                                 ------------      ------------
Total Net Sales                                      $331,481          $339,763

Cost of Sales                                         239,265           249,622
Selling, Administrative and General Expenses           59,744            59,375
Other Charges (Credits):
  Interest  Expense                                     3,918             3,106
  Net Foreign Currency Gain                              (169)             (680)
  Other Expense - Net                                   1,358             1,023
                                                 ------------      ------------
      Income Before Taxes                              27,365            27,317
Income Tax Expense                                     10,264            10,262
                                                 ------------      ------------
Net  Income                                            17,101            17,055

Dividend on Preferred Stock, Net of Tax                   952               944
                                                 ------------      ------------
Net Income Available to                               $16,149           $16,111
                                                 ============      ============

Per Common Share Data:
      Basic Earnings                                    $0.46             $0.43
      Diluted Earnings                                  $0.43             $0.40

Shares Outstanding:
      Average  Outstanding                         35,011,194        37,388,190
      Average  Diluted                             38,619,466        41,792,047
      Actual End of Period                         34,965,029        37,432,486
--------------------------------------------------------------------------------


CONDENSED CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS
FERRO  CORPORATION  AND  SUBSIDIARIES

                                                           Three Months Ended
                                                                 March  31
                                                        (Unaudited)   (Unaudited)
(Dollars in Thousands)                                      1999         1998
================================================================================
Net Cash Provided from Operating Activities                $53,083      $24,855

Cash Flow from Investing Activities:
     Capital Expenditures for Plant and Equipment          (28,628)     (13,544)
     Acquisition of Companies,  net of cash acquired       (29,905)        --
     Other Investing Activities                              2,850         (380)
--------------------------------------------------------------------------------
Net Cash (Used for) Provided by Investing Activities       (55,683)     (13,924)

Cash Flow from Financing Activities:
     Net Borrowings (Payments) Under Short-Term Lines       25,801       (1,883)
     Proceeds from long-term debt                            1,572       53,888
     Purchase  of  Treasury  Stock                          (8,640)      (4,032)
     Cash Dividend Paid                                     (5,667)      (4,494)
     Other Financing Activities                                340        1,678
--------------------------------------------------------------------------------
Net Cash (Used for) Provided by Financing Activities        13,406       45,157
Effect of Exchange Rate Changes on Cash                       (276)      (1,484)
--------------------------------------------------------------------------------
Increase in Cash and Cash Equivalents                       10,530       54,604
Cash and Cash Equivalents at Beginning of Period            12,185       16,337
--------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                 $22,715      $70,941
================================================================================
Cash Paid During the Period for:
     Interest, net of amounts capitalized                     $627       $1,199
     Income Taxes                                           $2,088       $3,277
================================================================================

QUARTERLY SEGMENT DATA
FERRO CORPORATION AND SUBSIDIARIES
QUARTER ENDED MARCH 31, 1999 AND YEAR ENDED DECEMBER 31, 1998


(Dollars in Thouands)                Q1             Q1                Q2             Q3             Q4          Full Year
---------------------------------------------------------------------------------------------------------------------------
                                    1999           1998              1998           1998           1998            1998
Segment Sales
     Coatings                       199,194         199,331         208,490         201,633        208,396         817,850
     Chemicals                       71,473          79,583          77,600          73,569         74,510         305,262
     Plastics                        60,814          60,849          61,914          59,187         56,783         238,733
---------------------------------------------------------------------------------------------------------------------------
TOTAL  SEGMENT SALES            $   331,481     $   339,763     $   348,004     $   334,389    $   339,689     $ 1,361,845

Segment Income
     Coatings                        23,546          20,616          22,425          20,756         25,581          89,378
     Chemicals                        8,438           9,046           9,166           9,943          8,291          36,446
     Plastics                         6,027           5,156           6,118           6,024          4,866          22,164
---------------------------------------------------------------------------------------------------------------------------
TOTAL  SEGMENT INCOME           $    38,011     $    34,818     $    37,709     $    36,723    $    38,738     $   147,988

Unallocated Expenses                  5,539           4,052           4,244           4,458          6,128          18,882
Interest Expense                      3,918           3,106           3,833           4,094          4,251          15,284
Foreign Currency (Gain) Loss           (169)           (680)           (439)            205            (30)           (944)
Other (Income) Expense                1,358           1,023             947           1,158          1,157           4,285
---------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE TAXES             $    27,365     $    27,317     $    29,124     $    26,808    $    27,232     $   110,481